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                                                                    Exhibit 10.5

                          CONSULTING AGREEMENT (M&A)

        THIS CONTRACT PROVIDES FOR BINDING ARBITRATION OF ANY AND ALL DISPUTES BETWEEN THE PARTIES UNDER THE FEDERAL ARBITRATION ACT

                                   RECITALS

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into effective the date it is signed by the last to sign as set forth below by and between JACOB INTERNATIONAL, INC., A Wyoming Corporation, (the "Consultant"); whose principal place of business is 1980 Post Oak Boulevard, Suite 1777, Houston, TX 77056-3809 and PARADIGM ADVANCED TECHNOLOGIES, INC. (hereinafter referred to as "Client"), whose principal place of business is 1 Concorde Gate, Suite 201, Toronto, Ontario, Canada M3C 3N6 (Tel: 416-447-3235; Fax 416-447-3974; email: www.virtualir.com/prav).

WHEREAS, Consultant provides management consulting services for mergers, acquisitions, fund raising and investor relations, and its affiliate, Rapid Release Research, LLC., provides shareholder information and public relations, by and through itself and/or its subsidiary or affiliated enterprises (all referred to as "Consultant") which have personnel knowledgeable and experienced in utilizing electronic communications such as internet chat rooms, multi-party conference calls and audio-video media; and

Whereas, Consultant and its affiliate, Rapid Release Research, LLC., have heretofore assisted Client in obtaining shareholder and investor awareness, investment opportunities and raising funds; and,

WHEREAS, the Client deems it to be in its best interest to retain Consultant to render to the Client such services as may be needed; and

WHEREAS, Consultant is ready, willing and able to render such consulting and advisory services to the Client as hereinafter described on the terms and conditions more fully set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. CONSULTING SERVICES. The Client hereby retains the Consultant as a business consultant and public relations counsel to the Client and the Consultant hereby accepts and agrees to such retention. The Consultant shall render to the Client such services as set forth on Exhibit A, attached hereto and by reference incorporated herein.

     It is acknowledged and agreed by the Client that Consultant carries no professional licenses, other than any that may be listed on Exhibit A; and is not agreeing to act as a market-maker or render legal advice or perform accounting services, nor act as an investment advisor or broker-dealer within the meaning of applicable state and federal securities laws. It is further acknowledged and agreed by the Client that the services to be provided to the Client hereunder are presently not

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contemplated to be rendered in connection with the offer and sale of Securities in a capital raising transaction; although Client may request services of Consultant therefor and have reached a basis for compensation if such services regarding Transactions are rendered. The services of Consultant shall not be Exclusive nor shall Consultant be required to render any specific number of hours or assign specific personnel to the Client or its projects.

2. INDEPENDENT CONTRACTOR. Consultant agrees to perform its consulting duties hereto as an independent contractor. Nothing contained herein shall be considered as creating an employer-employee relationship between the parties to this Agreement. The Client shall not make social security, workers' compensation or unemployment insurance payments on behalf of Consultant. The parties hereto acknowledge and agree that Consultant cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by Consultant hereunder. Rather, Consultant shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice. Consultant will use its best efforts and does not promise results. Consultants are affiliated with Pangea Petroleum Corporation (OTC:BB- "PAPO"), WHICH MAY BE AN INTERESTED PARTY TO A MERGER OR ACQUISITION, and Client agrees that such representation shall not be the basis of any claim of conflict of interest or cancellation of any agreement between Client and Consultants and/or Pangea.

3. TIME, PLACE AND MANNER OF PERFORMANCE. The Consultant shall be available for advice and counsel to the officers and directors of the Client at such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined at the sole discretion of the Consultant and Consultant may have services performed by and through its subsidiary or affiliated enterprises, at its sole discretion.

4. TERM OF AGREEMENT. The term of this Agreement shall be Six (6) months commencing on the date of this Agreement, both subject to prior termination as hereinafter provided.

5. COMPENSATION AND EXPENSES. In full consideration of the services to be provided for the Client by the Consultant as fully set forth in Exhibit "A", the Client agrees to compensate Consultant in the manner set forth in Exhibit "B". In addition, the Client shall reimburse the Consultant for all pre-approved expenses and disbursements incurred by the Consultant on behalf of the Client in connection with the performance of consulting services pursuant to this Agreement. Consultant shall be solely responsible for all expenses and disbursements anticipated to be made in connection with its performance under this Agreement. Compensation is not to be prorated over the term of this Agreement and is non-refundable; Provided, if Consultant is terminated for cause as provided below, then the Compensation shall be prorated on a monthly basis.

6.  DUTIES AND OBLIGATIONS OF CLIENT.

    (a) Client shall furnish to Consultant such current information and data as necessary for Consultant to understand and base its advice to the Client, and shall provide such current information on a regular basis, including at a minimum:

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     (i)  Financial Information:
          Balance Sheet, Income Statement, Cash Flow Analysis and Sales Projections; Officers and Directors Resumes or Curriculum Vitae; and,

     (ii) Shareholder Information:

          Shareholder(s) List; Debenture or Preferred Stock or Option or Warrant Agreements which may affect the number of shares to be issued or outstanding.

     (b) Client shall furnish Consultant with full and complete copies of all filings with all Federal and States Securities Agencies, with full and complete copies of all Shareholder Reports and Communications whether or not prepared with assistance of Consultant; with all data and information supplied to any Analyst, Broker/Dealer, Market-Maker, or any other member of the Financial Community, including specifically most recently filed Form 10 or Form 15c2(11) or Offering documents (such as 504; 505 or 506) or Private Placement Documents.

     (c) Client will notify Consultant of any private or public offering of securities, including S-8 or Regulation S or A, at least Ten (10) days prior to making such an offering during the term of this Consulting Agreement.

     (d) Client will not cause to be effected a change or split of the Client stock during the terms of this Agreement without ten (10) days prior written notice to Consultant.

     (e) Client shall be responsible for advising Consultant of any information or facts which would affect the accuracy of any prior data and information to Consultant so that Consultant.

7.   TERMINATION

     (a) Without cause, Consultant's relationship with the Client hereunder may be terminated at any time by mutual written agreement of the parties hereto.

     (b) Without cause, this Agreement shall terminate upon the dissolution, bankruptcy or insolvency of the Client.

     (c)  Without cause, and without excusing the Client's obligations under
Section 5 herein above. Consultant shall have the right and discretion to terminate this Agreement should the Client violate any law, ordinance, permit or regulation of any governmental entity, except for violations which either singularly or in the aggregate do not have or will not have a material adverse effect on the operations of the Client.

     (d) Without cause, this Agreement may be terminated by either party upon giving written notice to the other party if the other party is in default hereunder and such default is not reasonably cured within fifteen (15) days after written notice of such default.

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    (e) For cause(s) as set forth below, this Agreement may be terminated by
Client after giving written notice specifically detailing all and any event(s) of default to Consultant if such specified event(s) of default is not reasonably cured within fifteen (15) days after receipt of written notice of such events of default(s):

    (i)   Any willful breach of duty by Consultant;

    (ii)  Any material breach by Consultant of the obligations in Section 9;

    (iii) Any material acts or events which inhibit Consultant from fully performing its responsibilities under this Agreement in good faith.

8. WORK PRODUCT. It is agreed that all information and materials produced for the Client shall be the property of the Consultant, free and clear of all claims thereto by the Client, and the Client shall retain no claim of authorship therein.

9. CONFIDENTIALITY. The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Client and its affiliates that are valuable, special and unique assets and property of the Client and such affiliates. The Consultant will not, during the term of this Agreement, disclose, without the prior written consent or authorization of the Client, any of such information to any person, for any reason or purpose whatsoever. In this regard, the Client agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

10. CONFLICT OF INTEREST. Consultant and its affiliates shall be free to perform services for other persons and receive compensation from third parties therefore; Provided, Consultant shall disclose its involvement to Client and not interfere with contracts of Client.

11. DISCLAIMER OF RESPONSIBILITY FOR ACTS OF THE CLIENT. The obligations of Consultant described in this Agreement consist solely of the furnishing of information and advice to the Client in the form of services. In no event shall Consultant be required by this Agreement to represent or make management decisions for the Client. All final decisions with respect to acts and omissions of the Client or any affiliates and subsidiaries, shall be those of the Client or such affiliates and subsidiaries, and Consultant shall under no circumstances be liable for any expense incurred or loss suffered by the Client as a consequence of such acts or omissions.

12. INDEMNIFICATION. The Client shall protect, defend, indemnify and hold Consultant and its assigns and attorneys, accountants, employees, officers and directors harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys' fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Client; or (b) any legal action,

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including any counterclaim, based on any representation, warranty, covenant or agreement made by the Client herein; or (c) negligence or willful misconduct by the Client.

    The Consultant shall protect, defend, indemnify and hold harmless the Client and its assigns and attorneys, accountants, employees, officers and directors harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys' fees) of every kind and character (except those based on information supplied by the Client) resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Consultant herein except those based on information furnished by the Client or its representatives; or (b) any legal action, including any counterclaim, based on any representation, warranty, covenant or agreement made by the Consultant herein; or (c) negligent or willful misconduct by the Consultant.

13. NOTICES. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by:

    (a) Registered or Certified Mail to the principal office of the other party, postage prepaid with return receipt requested deposited in a proper receptacle of the United States Postal Service or its successors. Said notice shall be addressed to the intended recipient. A written notice sent in conformity with this provision shall be deemed delivered as of the date shown "delivered" on the return receipt; or,

    (b) Transmitted by Prepaid Telegram or by Telephone Facsimile Transmission if receipt is acknowledged by the addressee. Notice so transmitted by telegram or facsimile transmission shall be effective only if receipt of transmission is acknowledged by an appropriate machine or written confirmation, and such notice shall be deemed effective on the next business day after transmission; or,

    (c) Notice given in any other manner shall be effective only if and when proven to have been received by the addressee.

    For purposes of notice, the address of each party shall be the address set forth above; Provided, however, that each party shall have the right to change his respective address for notices hereunder to another location(s) within the continental United States by giving 30 days' written notice to the other party in the manner set forth hereinabove.

14. WAIVER OF BREACH. Any waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

15. ASSIGNMENT. This Agreement and the rights and obligations of the Consultant hereunder shall not be assignable without the written consent of the Client.

16. APPLICABLE LAW. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance

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with and under and pursuant to the laws of the State of Texas and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Texas shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.

17. SEVERABILITY. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

18. ENTIRE AGREEMENT. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understanding, agreements and negotiations between the parties (except signed promissory notes or option agreements per prior agreements.)

19. WAIVER AND MODIFICATION. Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto, may waive any of its rights hereunder without effecting a waiver with respect to any subsequent occurrences or transactions hereof.

20. BINDING ARBITRATION. As concluded by the parties hereto, any controversy between the parties hereto involving any dispute or claim by, through or under, or the construction or application of any terms, covenants, or conditions of this agreement shall on the written request of one party served upon the other, be submitted to arbitration, and such arbitration shall comply with and be governed by the provisions of the Federal Arbitration Act as it may be amended; Provided, that Arbitration shall be conducted in Harris County, Texas and be conducted by the American Arbitration Association ("AAA"). The FAA rules shall apply, and the AAA rules shall apply if not in conflict with the FAA rules. All evidence shall be subject to the Federal Rules of Civil Evidence. There will be three (3) Arbiters, one to be selected by Client and one to be selected by Consultant. The two selected Arbiters will select a third Arbiter who will be an attorney or former judge having been licensed for at least 5 years as an attorney in Texas; and who shall be the administrator of the panel.

21. COUNTERPARTS AND FACSIMILE SIGNATURE. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, effective as of the date set forth above.
CLIENT:                                    CONSULTANT:
PARADIGM ADVANCED TECHNOLOGIES, INC.       JACOB INTERNATIONAL, INC.
BY:                                        BY:
   ----------------------------               ----------------------------

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     /s/ Selwyn Werner                           /s/ Marc H Nathan
     Selwyn Werner, Chief Financial Officer      Marc H Nathan, President
     Its Authorized Officer                      Its Authorized Officer
     Signed Date: 3/7/2000                       Signed Date: 2/28/2000

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                                  "EXHIBIT A"

     Consultant shall provide services to Client as an independent management consultant. Consultant shall make itself available to consult with the board of directors, officers, employees and representatives and agents of the Client at reasonable times, concerning matters pertaining to the overall business and financial operations of the Client, as well as the organization of the administrative staff of the Client, the fiscal policy of the Client, and in general, concerning any problem of importance concerning the business affairs of the Client. Consultant may, at the request of the Client, assist in the preparation of written reports on financial, accounting, or marketing matters, review final information, analyze markets and report to the Client's Chairman of the Board of Directors or Chief Executive Officer or President or a Vice-President or Treasurer on proposed investment opportunities, and develop short and long term strategic business plans. In addition, Consultant shall provide liaison services to the Client with respect to the Client's relationships with unaffiliated third parties. Consultant does not undertake as part of this Agreement to provide loans, investments or financing for the Client, although such financial benefits may be made available to Client during the course of Consultant's engagement. Consultant will not perform any activities that could subject Consultant or Client to violations of Federal or applicable state securities law.

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                                  "EXHIBIT B"

     Client shall compensate Consultant for its services rendered by Consultant under this Agreement, as follows:

   I. Client shall pay to Jacob International, Inc., One Thousand (1,000) of the total issued and outstanding common shares of the Client, to be delivered upon signing, which shares shall, not be registered and will be subject to provisions of Rule 144, in the name of Jacob International, Inc. In addition, Jacob has agreed to convert its $15,325.00 convertible promissory note dated January 3, 2000 into common stock of Client at the conversion rate of $0.02 US per share, for the principal sum. It is hereby agreed that the accrued interest on the convertible promissory note at 12.5% interest (approximately $319.27) shall be converted into 15,000 shares of the Client's stock ($0.02 US per share.)

     A. UNLESS OTHERWISE STATED ABOVE, THE SHARES TO BE ISSUED HEREUNDER OR TO BE RECEIVED BY CONSULTANT OR ITS AFFILIATE HEREUNDER SHALL BE SUBJECT TO RESTRICTIONS AS TO TRANSFER UNDER RULE 144 PROMULGATED BY THE SECURITIES EXCHANGE COMMISSION ("SEC"). All of the above stock so issued will have "piggyback registration rights" to be included in any Registration Statement undertaken by Client, without cost or expense to Consultant. Upon registration, the shares shall be unrestricted as to transferability.

     B. The parties acknowledge that the recent trading volume is not a fair indication of value for this transaction based on restricted shares. It is hereby agreed that the value of the stock for this transaction, based on the number of shares and recent trading volume is Two Dollars ($2.00) per share.

     C. All transactions shall be denominated in United States Currency.

   II. Client shall reimburse Consultant for reasonable "Costs" incurred or expended for and on behalf of the Client for those costs which the Client approves in advance. Consultant agrees to maintain written records of the time and effort, or costs incurred or expended by it on behalf of Client, which records shall be available to Client upon request. "Costs" shall include, among those items normally considered to be "costs", the actual sum or sums paid or incurred by Consultant for or on behalf of Client for document production, photocopying, facsimile transmission, long distance telephone, postage, delivery service, filing fees, publication costs, bond premiums, computer time and charges, electronic database and communications costs, library charges, travel and transportation charges. Costs shall be billed at the amount actually incurred to third party providers, or if the cost is incurred "in-house", at the usual and regular charges for the service provided made to other like clients or according to the fee and charge schedule published or utilized from time to time by the Consultant (which at the present time is the same as used by third party providers such as Kinko's or Copy Club.) If the Consultant incurs or expends costs for any item or items which are or can be used by other clients, Consultant, in his sole discretion, may make a reasonable allocation of

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         such costs incurred or expended and Client agrees to pay such allocated amount to Consultant.

   III. Transaction Compensation. In the course of its services to Client, Consultant may consult regarding various financial and/or strategic options for consideration by Client. Such options may include without limitation, acquisitions, asset sales or purchases, mergers, consolidations, joint ventures, or other business combinations, recapitalization, spin-offs, and equity and debt financing through public offerings, private placements, institutional borrowing, or otherwise, in each case involving Client and a third party or parties introduced by Consultant on the other hand ("Transactions"). The parties agree that the name of the third party or parties introduced by Consultant hereunder shall be listed by Written Notice from Consultant and shall be annexed to this Agreement. If Client has prior contact with the third party, Client shall give Written Notice to Consultant within One (1) business day setting forth that Client has prior contact with the named third party and Consultant shall then be entitled to only such reasonable fee as the Client and Consultant may agree in writing. Client agrees that Consultant may receive compensation from the third party in the event of any transaction with the Client; provided, such compensation shall be disclosed by Consultant to Client prior to the time of closing.

     If one or more Transactions are consummated during the period commencing on the date hereof and ending two (2) years from the date this Agreement is terminated, then for each such Transaction, Client shall pay to Consultant the compensation for Consultant's services for such Transaction(s) (herein referred to as "Transactional Compensation"), a fee equal to:

     i. Ten (10%) percent of the first One Million Dollars and No Cents ($1,000,000.00) of aggregate consideration; and,

     ii. Five Percent (5%) of the second One Million Dollars and No Cents ($1,000,000.00) of aggregate consideration; and,

     iii. Four Percent (4%) of the third One Million Dollars and No Cents ($1,000,000.00) of aggregate consideration; and,

     iv. Three Percent (3%) of the fourth One Million Dollars and No Cents ($1,000,000.00) of aggregate consideration; and,

     v. Two Percent (2%) of the fifth One Million Dollars and No Cents ($1,000,000.00) of aggregate consideration; and,

     vi. One Percent (1%) of all amounts in excess of Six Million Dollars and No Cents ($6,000,000.00) of aggregate consideration.

     The term "Aggregate Consideration", as used herein, of the Transaction, payable at the time and from time to time as such consideration is received. For purposes hereof, aggregate consideration shall mean the total value of all cash, securities, notes, rights under escrow

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arrangements, and any other consideration paid or payable, directly or indirectly, in connection with a Transaction, as well as institutional debt for borrowed money which is being assumed in connection therewith, and without credit, reduction or set-off for any compensation paid to Consultant by third parties to the Transaction. If a portion of Consideration includes stock, debentures, options, warrants, bonds, contingent payments, "Aggregate Consideration" shall also include One Hundred Percent (100%) of the face value of such payments, when and if made, in which event that portion of the fee payable to Consultant hereunder shall be evidenced by an appropriate issuance of either (a) stock, convertible debenture(s), options or warrants; or (b) debentures, bonds or promissory note(s) ("Note") secured by the contingent payment, said Note to be payable to Consultant coincident with payment of such contingent payments. Should regulatory requirements and/or economic constraints indicate a lower percentage fee, then Client shall not enter into any financing arrangement with a party named in the schedule hereto without the prior written consent of Consultant. If any of the aggregate consideration is to be made in the form other than cash or good funds, then the Client shall deliver to Consultant an assignment of a prorata portion of the aggregate consideration in whichever form such aggregate consideration is to be paid (for example, $1,000,000 cash and $1,000,000 note will be paid to Consultant as follows:

Total compensation due: 10% of $1,000,000 and 5% of $1,000,000=$150,000.
Cash portion (50% of $150,000)=$75,000
Cash at Closing; Deferred portion (50% of $150,000)=$75,000 Note

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